Exhibit 10.1

[Regional Management Corp. Letterhead]

February 12, 2019

Mr. Donald E. Thomas

979 Batesville Road, Suite B

Greer, SC 29651

Re:	Chief Financial Officer Transition Matters

Dear Don:

You currently serve as the Executive Vice President and Chief Financial Officer of Regional Management Corp. (the “Corporation”) pursuant to the terms of that certain Employment Agreement, entered into as of August 30, 2017, between you and the Corporation (the “Employment Agreement”; terms used in this Letter Agreement that are not defined herein have the meanings given in the Employment Agreement). You have notified the Corporation that you intend to voluntarily terminate your at-will employment with the Corporation pursuant to Section 2.7(c) of the Employment Agreement following the completion of an orderly transition of duties and responsibilities from you to a new Chief Financial Officer to be identified by the Corporation, with the effective date of such termination of employment to be determined in good faith by you and the Corporation (the actual date of termination of employment being referred to herein as the “Termination Date”).

This Letter Agreement (the “Letter Agreement”), effective as of February 12, 2019 (the “Effective Date”), sets forth certain understandings, agreements, and obligations between you and the Corporation related to your proposed voluntary termination of employment. You and the Corporation acknowledge and agree that you are not eligible for “Retirement” as that term is defined and construed under any Stock Plan (as defined herein), long-term incentive award agreement, or other plan or agreement, and as a result, your proposed voluntary termination of employment pursuant to Section 2.7(c) of the Employment Agreement limits your compensation in the year of your termination to your base salary (and, if not paid by the time of your termination, your Annual Bonus for the preceding year). You and the Corporation acknowledge and agree that the Corporation and its stockholders, including you, are benefited by an orderly transition of duties and responsibilities from you to a new Chief Financial Officer, and such orderly transition will require you to remain employed for an undetermined period of time. Therefore, you and the Corporation agree as follows:

1. Transition Duties. During the period between the Effective Date of this Letter Agreement and your Termination Date (such period, the “Transition Period”), you agree to continue to serve as Executive Vice President and Chief Financial Officer and fulfill the duties and responsibilities of such positions in accordance with the terms of the Employment Agreement, applicable laws, rules, and regulations (“Applicable Law”), and the directions of the Chief Executive Officer of the Corporation; provided, however, that you acknowledge and agree that the Chief Executive Officer of the Corporation, the Board of Directors of the Corporation (the “Board”), and/or the Compensation Committee of the Board (the “Committee”) may determine that your title, duties, and/or responsibilities should be modified as appropriate to facilitate the hiring of and transition to a new Chief Financial Officer. You expressly agree to use your best efforts to assist with such hiring and transition. During the Transition Period, you will principally perform your services to the Corporation from the Corporation’s principal office in Greer, South Carolina.

2. Nature of Termination of Employment. You acknowledge and agree that your proposed termination of employment constitutes a voluntary termination of employment by you pursuant to Section 2.7(c) of the Employment Agreement and that it does not constitute a “Retirement,” as such term is defined and construed under any Stock Plan or long-term incentive award agreement. Further, you acknowledge and agree that your modified duties and responsibilities, the appointment of a new Chief Financial Officer, and the other changes to the terms and conditions of your employment described in or related to the terms of this Letter Agreement shall not constitute a termination by you for “Good Reason,” an “Involuntary Termination,” or a termination by the Corporation without “Cause,” as such terms are defined and construed under the Employment Agreement, any Stock Plan or long-term incentive award agreement, or the Annual Incentive Plan (as defined herein), and that you expressly consent to such changes in position, duties, and compensation.

3. Amendment of Employment Agreement. You and the Corporation acknowledge and agree that, as of the Effective Date, the Employment Agreement shall be amended as provided in this Letter Agreement, and that the rights and obligations thereunder of you and the Corporation under the Employment Agreement will be modified as provided by this Letter Agreement. You hereby agree to waive and release any rights or claims related to the Employment Agreement to the extent modified by this Letter Agreement. You further acknowledge and agree that your right to compensation under the terms of the Employment Agreement, including the compensation provided for under Section 2.4 (“Compensation”) and Section 2.7 (“Termination”) of the Employment Agreement, shall be modified as provided in this Letter Agreement, and that the terms of this Letter Agreement related to compensation shall instead control.

4. Compensation and Benefits. The provisions of Section 2.4 of the Employment Agreement shall no longer apply, and the provisions of this Section 4 shall supersede Section 2.4 of the Employment Agreement. The provisions of this Section 4 shall control with respect to your rights to the compensation and benefits described herein. You acknowledge and agree that the compensation to be received pursuant to this Letter Agreement constitutes sufficient consideration for your rights and obligations under this Letter Agreement, including but in no way limited to your continued compliance with the restrictive covenants as described in Section 6 herein and

Article III of the Employment Agreement (as amended herein), and your execution of a release of claims as provided in Section 11 herein.

(a) Base Salary. During the Transition Period, you will be paid an annualized base salary (“Salary”) of $400,000 (pro-rated for any partial year), subject to increase (but not to decrease) by the Committee in its sole discretion. Your Salary will be paid to you periodically in accordance with the normal payroll practices of the Corporation. Your right to Salary will terminate upon the termination of your employment with the Corporation on the Termination Date.

(b) Annual Bonus. As you know, pursuant to the Corporation’s Annual Incentive Plan, as amended and restated (the “Annual Incentive Plan”), the Committee previously awarded you the opportunity to earn a cash bonus based upon the Corporation’s and your performance in 2018 (the “2018 Annual Bonus”). You will remain eligible to earn the 2018 Annual Bonus in accordance with and subject to the parameters previously established by the Committee and communicated to you. In addition, pursuant to the Annual Incentive Plan, the Committee will award you the opportunity to earn a cash bonus based upon the Corporation’s and your performance in 2019 (the “2019 Annual Bonus”), with a target bonus equal to one hundred percent (100%) of your Salary. No later than March 31, 2019, the Committee will establish and communicate to you the performance criteria associated with the 2019 Annual Bonus. With respect to the payment of the 2018 Annual Bonus and the 2019 Annual Bonus (each, an “Annual Bonus”), (i) if your Termination Date occurs before the payment of your 2018 Annual Bonus, if any, the Corporation will pay you such Annual Bonus notwithstanding such termination of employment, and (ii) the Corporation agrees to pay you a pro-rated portion of the 2019 Annual Bonus, if any, that you would have received had you remained employed with the Corporation through the end of 2019 (with such pro-ration calculated based on the number of days elapsed during 2019 through the Termination Date, divided by 365), but in each case only to the extent that such Annual Bonus is earned based on performance goals established for 2018 or 2019, as applicable, under the Annual Incentive Plan, as determined by the Committee in its sole discretion. Any such Annual Bonus(es) shall be payable when the Annual Bonus(es) would otherwise have been paid under the Annual Incentive Plan had you remained employed by the Corporation (but in any event shall be paid prior to March 14th of the year following the year in which the Annual Bonus was earned) and otherwise in accordance with the terms of the Annual Incentive Plan.

(c) Completion Bonus. Contingent upon your continued compliance with this Letter Agreement and the Employment Agreement, as amended herein, including the carrying out of the duties and responsibilities outlined in Section 1 herein, the Corporation will pay you a bonus of $200,000 (the “Completion Bonus”) following the completion of an orderly transition of duties and responsibilities from you to a new Chief Financial Officer, with the date of such completion (the “Completion Date”) to be determined by the Committee in its discretion, such determination not to be unreasonably delayed. You will not earn, and the Corporation will not pay, the Completion Bonus if you voluntarily terminate your employment prior to the Completion Date or if the Corporation terminates you for Cause. If the Corporation terminates you without Cause prior to the Completion Date, the Completion Bonus shall be considered earned by you as of such Termination

Date. The Completion Bonus, to the extent earned, will be paid within 45 days following the Termination Date.

(d)     Long-Term Incentive Awards. As you know, you have been granted certain long-term incentive awards under the Corporation’s 2011 Stock Incentive Plan (the “2011 Plan”) and 2015 Long-Term Incentive Plan, as amended and restated (the “2015 Plan,” and, together with the 2011 Plan, also referred to individually as a “Stock Plan” and collectively as the “Stock Plans”), and related award agreements. Any equity, equity-based awards, or incentive awards granted to you shall continue in accordance with their terms and shall be governed by the terms of the applicable Stock Plan and related award agreement(s). For clarity, Section 2.8 (“Amendment to Certain Stock Option Award Agreements”) of the Employment Agreement shall continue in accordance with its terms and shall survive termination of the Employment Agreement, as amended by this Letter Agreement. You expressly agree that you will not be eligible to receive any long-term incentive award commencing in 2019. You also acknowledge that the Corporation has no obligation to notify you of the pending expiration or forfeiture of any award.

(e) Other Benefits. During the Transition Period, you may continue to participate in the Corporation’s benefit plans and arrangements in which you currently participate (including, for clarity, the benefits described under Section 2.5 of the Employment Agreement), to the extent you remain eligible and subject to the Corporation’s sole discretion to modify or terminate such plans and arrangements at any time. Following the Termination Date, you and the Corporation agree to continue to coordinate in good faith to ensure that, in accordance with Section 2.5(f) of the Employment Agreement, the Corporation pays (or has paid) you the amount necessary to put you in substantially the same after-tax position that you would have been in had you not elected to include the disability insurance premiums referenced in Section 2.5(f) in income (taking into account all federal, state, and local income and employment taxes due as a result of the inclusion of such disability insurance premiums in income). You acknowledge and agree that you are not entitled to any additional compensation and benefits under the Employment Agreement, any Stock Plan or related award agreement, the Annual Incentive Plan, this Letter Agreement, or otherwise except for the compensation and benefits expressly provided herein and accrued benefits under the Corporation’s 401(k) retirement plan.

5. Severance. You acknowledge and agree that you are not entitled to any severance payments, including but not limited to under Section 2.7 of the Employment Agreement (as amended herein), solely as a result of the changes to your employment terms as described in this Letter Agreement. Section 2.7 of the Employment Agreement shall be deemed amended by the provisions of Section 2 herein and as described in this Section 5. You and the Corporation expressly agree that the provisions of Section 2.7(a) and Section 2.7(e) providing for the payment of certain severance benefits following termination by the Corporation without “Cause,” termination by you for “Good Reason” (as such terms are interpreted in accordance with this Letter Agreement), and termination by the Corporation in the event of your “Disability” shall continue in full force and effect with respect to associated termination events occurring on or before March 31, 2019, but that your rights to any such severance benefits shall terminate with respect to associated termination events occurring after March 31, 2019.

6. Continuing Obligations. You expressly acknowledge and agree that you are obligated to, shall continue to be obligated to, and shall, comply with the provisions of Article III (“Covenants”) and Section 4.7 (“Choice of Law; Forum Selection; Jury Waiver”) of the Employment Agreement (consistent with the provisions of Section 3.12 of the Employment Agreement), and for the purposes of Article III of the Employment Agreement, the “Employment Period” shall include such period during which you are employed by the Corporation as an employee through the Termination Date, notwithstanding the termination or modification of other provisions of the Employment Agreement or other changes to the terms and conditions of your employment. You acknowledge and agree that the terms and conditions of Article III of the Employment Agreement are reasonable and necessary to protect the legitimate interests of the Corporation and that any violation of Article III of the Employment Agreement by you may cause substantial and irreparable harm to the Corporation. You also agree that the Corporation may seek any remedies set forth in Article III of the Employment Agreement should you violate Article III of the Employment Agreement. You and the Corporation specifically agree that Article III of the Employment Agreement is incorporated hereto by reference and integrated herein. Notwithstanding the foregoing, (a) nothing in this Letter Agreement prohibits you from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, or any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation, and you acknowledge and understand that you do not need the prior authorization of the Corporation to make any such reports or disclosures and are not required to notify the Corporation that you have made or will make such reports or disclosures; and (b) you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

7. Continuing Cooperation. Until the expiration of the applicable statutes of limitations, you agree to provide continuing cooperation to the Corporation in the prosecution and/or defense of any asserted or unasserted claims, charges, or lawsuits pending against it. Such cooperation shall include, but not be limited to, providing the Corporation with information, affidavits, deposition testimony, or testimony as a witness in any forum; provided, however, that compliance with this Section 7 will not be enforced in such a way as to impose an undue burden upon you. You also agree to participate in joint messages to financial institutions and oversight agencies.

8. Attorney Fees Reimbursement. The Corporation shall pay the reasonable fees and expenses of your attorney not to exceed $10,000 in connection with the review and negotiation of this Letter Agreement.

9. Employment At-Will. You acknowledge and agree that your employment is at-will and may be terminated by you or the Corporation, for any reason or no reason, at any time.

10. Withholding and Taxes. You acknowledge that the Corporation shall deduct from any compensation payable to you or payable on your behalf under this Letter Agreement or otherwise all applicable federal, state, and local income and employment taxes and other taxes and withholdings required by Applicable Law. You acknowledge that the Corporation has made no representation or warranty regarding the tax consequences associated with the benefits described under this Letter Agreement, that you agree to pay any federal, state, and local taxes for which you may be personally liable as a result of the benefits under this Letter Agreement, and that the Corporation has no obligation to achieve any certain tax result for you.

11. Waiver and Release. You acknowledge and agree that the Corporation may at any time require, as a condition to receipt of the Completion Bonus and the 2019 Annual Bonus payable under this Letter Agreement, that you (or a representative of your estate) execute a waiver and release of claims discharging the Corporation and its subsidiaries, and their respective affiliates, and its and their officers, directors, managers, employees, agents, and representatives and the heirs, predecessors, successors, and assigns of all of the foregoing, from any and all claims, actions, causes of action, or other liability, whether known or unknown, contingent or fixed, arising out of or in any way related to your employment, or the ending of your employment with the Corporation or the benefits thereunder, including, without limitation, any claims under the Employment Agreement, this Letter Agreement, or other related instruments. The waiver and release will be in a form determined by the Corporation, substantially similar to the form of release attached to the Employment Agreement as Exhibit A, as modified, mutatis mutandis, to reflect the terms of this Letter Agreement. The Corporation shall provide you with the release within 15 days following the Termination Date and shall not be obligated to provide you with the Completion Bonus or the 2019 Annual Bonus unless (a) within 30 days following your receipt of the release from the Corporation, (i) you sign and deliver the release, (ii) you have not revoked the release, and (iii) the rescission periods provided by Applicable Law have expired, and (b) you are in substantial compliance with the material terms of this Letter Agreement and the Employment Agreement (including but not limited to Article III thereof), as modified by this Letter Agreement, as of the date of the payment of the Completion Bonus and the 2019 Annual Bonus.

12. Indemnification. You will continue to be indemnified and held harmless by the Corporation for any third-party claims made against you as an employee and/or executive of the Corporation in accordance with the Corporation’s amended and restated bylaws in effect on the date hereof.

13. Amendment and Termination; Entire Agreement; Waiver. This Letter Agreement may be amended or terminated by a written agreement between you and the Corporation. Except as otherwise provided herein, this Letter Agreement and the Employment Agreement, as modified by this Letter Agreement, contain the entire agreement between you and the Corporation related to the subject matter hereof and supersede all prior agreements and understandings with respect to such subject matter, and you and the Corporation have made no agreements, representations, or warranties related to the subject matter of this Letter Agreement that are not set forth herein. No term or condition of this Letter Agreement shall be deemed to have been waived, except by a statement in writing signed by the party against whom enforcement of the waiver is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived, and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

14. Compliance with Code Section 409A. The Corporation and you agree that you both will cooperate in good faith so that no compensation paid to you by the Corporation under this Letter Agreement will violate Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder; provided, however, that you acknowledge and agree that in the event that this Letter Agreement or any benefit described herein shall be deemed not to comply with Code Section 409A, then neither the Corporation, the Board, the Committee, nor its or their designees, agents, or affiliates shall be liable to you or other persons for actions, decisions, or determinations made in good faith. You acknowledge and agree that you are considered a “specified employee” within the meaning of Code Section 409A. As a result, the payment of any amounts that are considered deferred compensation subject to Code Section 409A and are to be paid on account of your separation from service shall be deferred, as required by Code Section 409A(a)(2)(B)(i), for six (6) months after the Termination Date or, if earlier, the date of your death (the “409A Deferral Period”). Any payments that otherwise would have been made during the 409A Deferral Period shall be paid in a lump sum on the first payroll date after the 409A Deferral Period expires, and the balance of any payments shall be made as described herein. Whenever payments under this Letter Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Code Section 409A. Notwithstanding anything to the contrary contained herein, with respect to any reimbursement of expenses, or any provision of in-kind benefits, that are subject to Code Section 409A, and related regulations or other guidance, the following conditions shall apply: (a) the expenses eligible for reimbursement or the amount of in-kind benefits provided in any one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement providing for the reimbursement of expenses referred to in Code Section 105(b); (b) the reimbursement of an eligible expense shall be made no later than the last day of your taxable year following the taxable year in which such expense was incurred; and (c) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

15. Recoupment, Ownership, and Other Policies or Agreements. As a condition to entering into this Letter Agreement, you expressly agree and acknowledge that you remain subject to certain forfeiture and recoupment (or “clawback”) restrictions and requirements, including but not limited to forfeiture and recoupment provisions that apply in the event of the breach of restrictive covenants applicable to you, pursuant to (a) the Corporation’s Compensation Recoupment Policy, (b) the Stock Plans and related award agreements, and (c) the Annual Incentive Plan. In addition, you acknowledge that you are subject to any such compensation recovery, recoupment, forfeiture, or other similar provisions as may apply to you under Applicable Law.

16. Beneficiary. If you die before receiving all of the amounts payable to you in accordance with the terms and conditions of this Letter Agreement, such amounts shall be paid to the beneficiary (“Beneficiary”) designated by you in writing to the Corporation during your lifetime, or if no such Beneficiary is designated, to your estate. You may change your designation of Beneficiary or Beneficiaries at any time or from time to time without the consent of any prior Beneficiary, by submitting to the Corporation in writing a new designation of Beneficiary.

17. Governing Law; Jurisdiction; Venue. All matters relating to the interpretation, construction, application, validity, and enforcement of this Letter Agreement shall be governed by the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule, whether of the State of Delaware or any other jurisdiction, that would cause the application of laws of any jurisdiction other than the State of Delaware. You and the Corporation knowingly and voluntarily agree that any controversy or dispute arising out of or otherwise related to this Letter Agreement, including any employment or statutory claim, shall be tried exclusively, without jury, and consent to personal jurisdiction in the state courts of Greenville, South Carolina or the United States District Court for the District of South Carolina situated in Greenville, South Carolina, as appropriate.

18. Assignment. This Letter Agreement shall not be assignable, in whole or in part, by either party without the written consent of the other party, except that the Corporation may, without your written consent, assign its rights and obligations under this Letter Agreement to any corporation or other business entity (a) with which the Corporation may merge or consolidate, or (b) to which the Corporation may sell or transfer all or substantially all of its assets or capital stock.

19. Separate Representation. You hereby acknowledge that you have had the opportunity to receive independent advice from counsel of your own selection in connection with this Letter Agreement and have not relied to any extent on any director, officer, or stockholder of, or counsel to, the Corporation in deciding to enter into this Letter Agreement.

20. Notices. Any notice hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand, sent by reputable next-day commercial courier, or sent by registered or certified mail, return receipt requested, postage prepaid, to the party to receive such notice addressed as follows:

If to the Corporation:

Regional Management Corp.

979 Batesville Road, Suite B

Greer, SC 29651

Attention: General Counsel

With a copy to:

Womble Bond Dickinson (US) LLP

One Wells Fargo Center

Suite 3500, 301 South College Street

Charlotte, NC 28202-6037

Attention: Jane Jeffries Jones

If to you, to your home address on file with the Corporation’s Human Resources department.

or addressed to such other address as may have been furnished to the sender by notice hereunder. All notices shall be deemed given (a) on the date on which delivered if delivered by hand, (b) on the next business day if sent by reputable overnight commercial courier, or (c) three business days after deposit in the mail if sent by certified mail, return receipt requested postage prepaid, except that notice of change of address will be effective only upon receipt by the other party.

21. Counterparts. This Letter Agreement may be executed in any number of counterparts, and such counterparts executed and delivered, each as an original, shall constitute but one and the same instrument. A copy of this Letter Agreement bearing the facsimile, photostatic, PDF, or other copy of a party hereto shall be as valid for all purposes as a copy bearing that party’s original signature.

22. Severability. To the extent that any portion of any provision of this Letter Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Letter Agreement shall be unaffected and shall continue in full force and effect.

23. Captions and Headings. The captions and paragraph headings used in this Letter Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Letter Agreement or any of the provisions hereof.

On behalf of the Board and the Corporation, we thank you for your service as Chief Financial Officer and look forward to your continued service in connection with this executive transition. If the terms of this Letter Agreement are acceptable, please sign the Letter Agreement below and return it to me at your earliest opportunity.

Sincerely,

/s/ Peter R. Knitzer
Peter R. Knitzer President and Chief Executive Officer

I have read and understand the provisions of this Letter Agreement and I hereby agree to the terms of the Letter Agreement.

Signature:

/s/ Donald E. Thomas
Donald E. Thomas Date: February 12, 2019

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